Exhibit 23.2

KPMG LLP Suite 700 20 Pacifica Irvine, CA 92618-3391

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 29, 2024, except for Note 24 - Segment Reporting, as to which the date is March 3, 2025, with respect to the consolidated financial statements of Banc of California, Inc., incorporated herein by reference.

/s/ KPMG LLP

Irvine, California
May 8, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.